Exhibit 3.3

CERTIFICATE OF WITHDRAWAL
OF THE
SERIES A CONVERTIBLE PREFERRED STOCK
OF
TRUE DRINKS HOLDINGS, INC.

Pursuant to the provisions of Section 78 of the Nevada Revised Statutes, it is hereby certified that:

1.      The name of the corporation is True Drinks Holdings, Inc. (the “Company”).

2.      The designation of the series of shares of stock of the Company to which this certificate relates is the “Series A Convertible Preferred Stock.”

3.      Pursuant to Section 78 of the Nevada Revised Statutes and authority granted in the articles of incorporation of the Company (the “Articles of Incorporation”), the Board of Directors of the Company previously designated 1,544,565 shares of preferred stock as Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and established the voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of such series as set forth in the Certificate of Designation, Preferences, Rights and Limitations of the Series A Convertible Preferred Stock (the “Series A Certificate of Designations”), with respect to such Series A Preferred Stock, which Series A Certificate of Designations has been heretofore filed with the Secretary of State of the State of Nevada. None of the authorized shares of Series A Preferred Stock are outstanding and none will be issued subject to the Series A Certificate of Designations.

4.      The Board of Directors of the Company has duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that pursuant to the authority conferred on the Board of Directors by the provisions of Section 78 of the Nevada Revised Statutes, the Board of Directors hereby approves the elimination of the Series A Convertible Preferred Stock;

FURTHER RESOLVED, that the appropriate officers of the Company, or any one or more of them, are hereby authorized, in the name and on behalf of the Company, pursuant to Section 78.1955(6) of the Nevada Revised Statutes, to execute and file a Certificate of Withdrawal of the Series A Convertible Preferred Stock of True Drinks Holdings, Inc. with the Secretary of State of the State of Nevada, which shall have the effect, when filed with the Secretary of State of the State of Nevada, of eliminating from the Articles of Incorporation all matters set forth in the Series A Certificate of Designations with respect to such Series A Preferred Stock;

FURTHER RESOLVED, that none of the authorized shares of Series A Preferred Stock are outstanding, and that none will be issued subject to the Series A Certificate of Designations; and

FURTHER RESOLVED, that in accordance with the provisions of Section 78.1955(6) of the Nevada Revised Statutes, the Articles of Incorporation are hereby amended to eliminate all references to the Series A Preferred Stock, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the preferred stock of the Company, without designation as to series.

Signed on February 18, 2015

TRUE DRINKS HOLDINGS, INC.

By: /s/ Daniel Kerker
Name: Daniel Kerker
Title: Chief Financial Officer